Exhibit 5

[LETTERHEAD OF AMERICAN GREETINGS CORPORATION]

July 8, 2011

American Greetings Corporation

One American Road

Cleveland, Ohio 44144

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

As General Counsel of American Greetings Corporation, an Ohio corporation (the “Corporation”), this opinion is being provided in connection with the Corporation’s Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), relating to the offering of up to 1,300,000 additional shares (1,200,000 Class A common shares, $1 par value (the “Class A Shares”), and 100,000 Class B common shares, $1 par value (the “Class B Shares,” together with the Class A Shares, the “Common Shares”), of the Corporation pursuant to the American Greetings Corporation 2007 Omnibus Incentive Compensation Plan, as amended (the “Plan”).

I have examined the Corporation’s Amended and Restated Articles of Incorporation, the Corporation’s Amended and Restated Code of Regulations, the Plan and such other documents, records and matters of law as I have deemed necessary for purposes of this opinion. In rendering this opinion, I have assumed the genuineness, without independent investigation, of all signatures on all documents examined by me, the conformity to original documents of all documents submitted to me as certified or facsimile copies, and the authenticity of all such documents. In addition, I have assumed that the resolutions authorizing the Corporation to issue or deliver and sell the Common Shares pursuant to the Plan and the stock option, restricted share unit or other applicable award agreements will be in full force and effect at all times at which the Common Shares are issued or delivered or sold by the Corporation, and the Corporation will take no action inconsistent with such resolutions.

Based solely upon the foregoing, I am of the opinion that the Common Shares available for issuance under the Plan and being registered by the Registration Statement, when issued, delivered and sold pursuant to the terms and subject to the conditions of the Plan and the authorized forms of stock option, restricted share unit or other applicable award agreements thereunder, will be validly issued, fully paid and nonassessable, provided that the consideration for the Common Shares is at least equal to the stated par value thereof.

This opinion is limited solely to the laws of the State of Ohio, as currently in effect. I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to the undersigned in Item 8 of Part II to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Catherine M. Kilbane
Catherine M. Kilbane, Esq.